Exhibit 10.1

SUPPLEMENTAL BENEFIT AGREEMENT

     THIS SUPPLEMENTAL BENEFIT AGREEMENT (this “Agreement”) is entered into and made effective as of the 3rd day of February, 2003, by and between                  , residing at            (“Employee”), and AmerUs Group Co., an Iowa corporation having its principal place of business at 699 Walnut St, Des Moines, IA 50309 (“Employer”).

     WHEREAS, Employer currently employs Employee as            of Employer; and

     WHEREAS, Employer and Employee wish to enter into an agreement concerning a certain aspect of their employment relationship;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1.     Definitions. Whenever used herein, capitalized words and phrases, unless the context otherwise requires, shall have the meanings ascribed in the text, or as set forth on Exhibit A, which is attached hereto and made a part hereof.

     Section 2.     Termination of Employment by Employee for Good Reason.

          a. If the employment of Employee is terminated by Employee for Good Reason, Employee shall be entitled to the Severance Payment and the Continued Benefits.

          b. Any offer of Comparable Employment following a Change of Control shall remain open for at least fifteen (15) days after such offer is extended to Employee. If Employee does not accept an offer of Comparable Employment following a Change of Control within fifteen (15) days after it is offered, all rights of Employee under this Agreement shall cease.

          c. If Employee timely accepts an offer of Comparable Employment following a Change of Control and if within three (3) years following the date such offer of Comparable Employment is accepted either (i) the employment of Employee is terminated by Employer without Cause (as such term is described in Section 4 hereof) or (ii) a Material Event occurs and Employee elects to terminate his or her employment with Employer (which will also be considered a termination of employment by Employee for Good Reason for purposes hereof), then Employee shall be entitled to the Severance Payment and the Continued Benefits.

     Section 3.     Termination of Employment by Employer Following Change of Control. If the employment of Employee is terminated by Employer following a Change of Control, and such termination is not for Cause as described in Section 4 hereof, Employee shall be entitled to the Severance Payment and the Continued Benefits; provided, however, that if Employee accepts an offer of Comparable Employment, the provisions of Section 2(c) shall apply rather than this Section 3.

     Section 4.     Termination of Employment by Employer for Cause. Employer may terminate the employment of Employee at any time for Cause. Employer shall have “Cause” to terminate Employee’s employment for Employee’s personal dishonesty, gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, in each case, that has not been cured within 30 days after a written notice is delivered to Employee by Employer, which specifically identifies the circumstances which constitute Cause. Upon termination for Cause, all rights of Employee under this Agreement shall cease as of the Termination Date.

     Section 5.     Notice of Termination. Any termination of the employment of Employee shall be communicated by a Notice of Termination to the other party hereto. If there is any dispute or controversy under this Agreement with respect to Employee’s entitlement to the Severance Payment or Continued Benefits, or the amount of same, except in the event of a termination for Cause by Employer, Employer shall continue to pay Employee the full compensation and benefits in effect when the Notice of Termination was given (including without limitation Base Compensation and payments under any bonus and incentive plans in which Employee participates), until the earlier of the date when the dispute is finally resolved or twelve (12) months from the date when the Notice of Termination was given. Amounts paid under the preceding sentence shall be offset against and shall reduce any other amounts due under this Agreement, including any Severance Payment or Continued Benefits and any arbitration award under Section 11 hereof.

     Section 6.     Severance Payment.

          a. In the event the employment of Employee is terminated by Employee for Good Reason as described in Section 2 hereof or by Employer following a Change of Control as described in Section 3 hereof, Employer shall pay to Employee the following Severance Payment, which shall be paid in a lump sum within thirty-five (35) days following the Termination Date:

               (i) Any amount of Employee’s Base Compensation earned but unpaid through the Termination Date; and

               (ii) In lieu of any further salary or other payments of any kind to Employee for periods after the Termination Date, an amount equal to:

(1)	the sum of:

(A)	Employee’s Base Compensation, plus

(B)	the amount of Employee’s annual Employer’s Management Incentive Plan award with respect to the year in which the Termination Date occurs, assuming the Plan Target Level (as defined by the Employer’s Management Incentive Plan) had been achieved and that all other terms and conditions of the Employer’s Management Incentive Plan had been satisfied; plus

(C)	the amount of contributions made by Employer to the Plans for the benefit of Employee with respect to the year prior to the year in which the Termination Date occurs.

(2)	multiplied by the number three (3).

               (iii) An amount equal to the contributions from the Employer the Employee would have otherwise been entitled to under the Plans if Employee had remained an employee of Employer until and including December 31 of the calendar year in which Employee’s employment terminates.

          b.   (i)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.b.) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the

Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employer shall pay to Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (ii)     Subject to the provisions of Section 6.b.(iii), all determinations required to be made regarding whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by Employer’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to Employer and Employee as soon as possible following a request made by Employee or Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employer shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 6.b.(iii), and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

               (iii)     Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(1)	give Employer any information reasonably requested by Employer relating to such claim,

(2)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

(3)	cooperate with Employer in good faith to effectively contest such claim, and

(4)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.b.(iii), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided further, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (iv) If,     after the receipt by Employee of an amount advanced by Employer pursuant to Section 6.b.(iii), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to Employer’s complying with the requirements of Section 6.b.(iii)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of any amount advanced by Employer pursuant to Section 6.b.(iii), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Section 7.     Continued Benefits. In the event the employment of Employee is terminated by Employee for Good Reason as described in Section 2 hereof or by Employer following a Change of Control as described in Section 3 hereof, Employer shall continue to provide to Employee the Continued Benefits described in this Section 7. Employer shall maintain in full force and effect, for the benefit of Employee for three (3) years after the Termination Date, all employee welfare benefit plans and programs or arrangements and perquisites, including automobile allowance and tax planning services, provided to Employee immediately prior to the Termination Date (collectively, the “Continued Benefits”); provided, however, that Employee’s continued participation is possible under the general terms and provisions of such plans, programs and arrangements. In the event that Employee’s continued participation in any such plan, program or arrangement or perquisites is not possible, Employer shall arrange to provide Employee with substantially equivalent benefits. At the end of the period of coverage, Employee shall have the option to have assigned to Employee at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by Employer and relating specifically to Employee. Notwithstanding the foregoing, benefits otherwise receivable by Employee pursuant to this section shall be reduced to the extent benefits of the same type are received by Employee during Employee’s period of extended coverage. In addition, Employee shall be fully vested in all of his or her account in the All*AmerUs Savings & Retirement Plan and the All*AmerUs Supplemental Executive Retirement Plan.

     Section 8.     No Mitigation. Employee shall not be required to mitigate the amount of any Severance Payment or Continued Benefits by seeking other employment or otherwise, nor shall the amount of any Severance Payment or Continued Benefits (other than the earlier termination of certain employee benefits as described in Section 7 hereof) be reduced by any compensation earned by Employee as a result of employment by another employer after termination of this Agreement or otherwise. Employer’s obligation to pay Employee the compensation and make the arrangements provided herein shall be absolute and unconditional and, following any Change of Control, shall not be affected by any circumstances, including without limitation any set-off (except as provided in Sections 5 and 9.b. hereof), counterclaim, recoupment, defense or other rights which Employer may have. Except as otherwise provided herein, all amounts payable by Employer shall be paid without notice or demand.

     Section 9.     Indemnification.

          a.     In addition to the costs and expenses to be borne by Employer pursuant to the provisions of Section 6.b. herein, Employer shall pay, and indemnify Employee against, all costs and expenses, including without limitation the fees and expenses of attorneys, arbitrators, experts and witnesses, incurred by or on behalf of Employee in connection with any arbitration or legal claim or proceeding arising from this Agreement or the interpretation thereof, to the extent that Employee is successful, on the merits or otherwise, in any such claim or proceeding. If Employee is not wholly successful in such claim or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such claim or proceeding, then Employer shall indemnify Employee against all such costs and expenses incurred by Employee or on Employee’s behalf in connection with each successfully resolved claim, issue or matter.

          b.     Employer shall advance all such costs and expenses incurred by or on behalf of Employee in connection with any such claim or proceeding referred to in Section 9.a. hereof within twenty (20) days after receipt by Employer of a statement or statements from Employee requesting such advance or advances, whether prior to or after final disposition of such claim or proceeding. Such statement or statements shall reasonably evidence the costs and expenses incurred by Employee and shall be preceded or accompanied by an undertaking by or on behalf of Employee to repay any costs and expenses advanced if it shall ultimately be determined that Employee is not entitled to be indemnified against such costs and expenses and, furthermore, if Employee fails to repay any costs and expenses that are advanced, then such amounts shall be offset against and shall reduce any other amounts due to Employee under this Agreement.

     Section 10.     Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telecopier or commercial courier guaranteeing next day delivery to the respective addresses provided for Employer and Employee in the introductory paragraph of this Agreement. Notices to Employer shall be addressed to the attention of the Chairman of the Human Resources Committee for the Board of Directors and the Executive Vice President, Chief Administration and Human Resources Officer of Employer. All such notices and communications shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by commercial courier guaranteeing next day delivery.

     Section 11.     Arbitration. Employer and Employee agree that any disputes arising out of or relating to this Agreement shall be arbitrated in accordance with the rules of the American Arbitration Association and the Federal Arbitration Act. Such arbitration shall be held in Des Moines, Iowa. No party shall initiate arbitration unless, at least thirty (30) days prior thereto, such party has given the other party written notice of the intent to initiate arbitration and a detailed description of the basis of the dispute. A single arbitrator (or, in any matter in which the amount in controversy exceeds $500,000, a panel of three (3) arbitrators) shall interpret this Agreement in accordance with Iowa laws and shall conduct proceedings in accordance with the Federal Rules of Civil Procedure. Punitive damages, if any, awarded by the arbitrator(s) shall not exceed two (2) times compensatory damages awarded. Any award of the arbitrator(s) shall be deemed final, and judgment upon such award may be entered and enforced in any Iowa District Court and transferred to any other jurisdiction.

     Section 12.     Tax Withholding. Employer shall have the right to withhold from any transfer or payment made to Employee or to any other Person hereunder, whether such payment is to be made in cash or other property, all applicable federal, state, city or other taxes or foreign taxes as shall be required in the determination of Employer pursuant to any statute or governmental regulation or ruling.

     Section 13.     Interest. Employer shall pay Employee interest at a rate of ten percent (10%) per annum on any benefits payable to Employee hereunder not paid by the date provided for herein from such date until the date of payment.

     Section 14.     General Creditor. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between Employer and Employee or any other Person, nor shall any money or property of Employer be segregated for the benefit of Employee to satisfy the obligations of Employer hereunder. To the extent that Employee acquires a right to receive payments hereunder, such rights shall be no greater than the right of any general unsecured creditor of Employer. Except as expressly provided herein, each payment shall be made in cash from the general assets of Employer.

     Section 15.     No Waiver. The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent enforcement of any term or condition nor be deemed to be a waiver of any subsequent breach by either party.

     Section 16.     Binding Effect. This Agreement shall be binding on and inure to the benefit of the successors and assigns of Employer. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     Section 17.     No Assignment. The right of Employee or any other Person to the payment of amounts or other benefits under this Agreement shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except as provided in Section 16 herein) and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against Employee or any other Person.

     Section 18.     Paragraphs and Other Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

     Section 19.     Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Iowa, without regard to principles of conflicts of laws.

     Section 20.     Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning that renders it valid.

     Section 21.     At-Will Employment. Nothing in this Agreement shall alter the “at-will” nature of Employee’s employment with Employer, it being understood that the “at-will” nature of Employee’s employment with Employer shall in no way alter the benefits to which Employee is otherwise entitled under this Agreement.

     Section 22.     Survivability. The obligations of Employer and Employee under this Agreement shall survive the termination of this Agreement.

     Section 23.     Employer After a Change of Control. Following a Change of Control and the acceptance by Employee of an offer of Comparable Employment, the term “Employer” shall be deemed to mean the actual employer of Employee (which may be Employer, an affiliate thereof or some other Person involved in the Change of Control).

     Section 24.     Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all other representations, agreements including those dated February 1, 2000 and     between the Employee and AmerUs Life holdings Inc. and understandings, oral or otherwise, between or among the parties with respect to the matters contained herein as related to a Change in Control but excluding matters related to stock options agreements between the Employer and the Employee [and matter dealt with in the agreement of     between the Employer and the Employee].*

     IN WITNESS WHEREOF, the parties have set their respective signatures as of the day and year first above written.

AmerUs Group Co.

By:	By:

Printed Name:	Victor N. Daley, Executive Vice President,
Chief Administration and Human Resource
Officer

EXHIBIT A

DEFINITIONS

     “Affiliate” shall mean with respect to any Person, any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity; provided, however, that any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or any other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such Person) will be deemed to control such Person.

     “Base Compensation” shall mean the greater of (i) the semi-monthly salary paid to Employee by Employer which was in effect immediately prior to the Termination Date or (ii) the semi-monthly salary paid to Employee by Employer which was in effect prior to any reduction thereof made without the written consent of Employee, in either case multiplied by twenty-four (24).

     “Change of Control” shall mean any of the following events: (a) any Person or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Subsidiary of Employer (for purposes of this definition, “Subsidiary” shall mean each of those Persons of which another Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 25% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights)) or any employee benefit plan (or any related trust) of Employer or a Subsidiary of Employer, becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (1) 25% or more of the common stock of Employer or (2) securities of Employer that are entitled to vote generally in the election of directors of Employer (“Voting Securities”) representing 25% or more of the combined voting power of all Voting Securities of Employer; (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of Employer (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Employer) whose appointment or election by the Board or nomination for election by Employer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (c) there is consummated a merger, reorganization or consolidation involving Employer or any direct or indirect Subsidiary of Employer and any other corporation or other entity, other than a merger, reorganization or consolidation which results in the common stock and Voting Securities of Employer outstanding immediately prior to such merger, reorganization or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60%, respectively, of the common stock and combined voting power of the Voting Securities of Employer or such surviving entity or any parent thereof outstanding immediately after such merger, reorganization or consolidation, or (d) the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or there is consummated an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets.

     “Comparable Employment” shall mean employment with Employer, an Affiliate thereof or a third party involved in any Change of Control on terms and conditions which are no less favorable, in the aggregate to the terms and conditions of employment prevailing with respect to Employee immediately preceding a Change of Control, provided, however, such an offer of employment shall not be Comparable Employment if the acceptance of such offer would result in:

(1)	Assignment of duties or responsibilities that are substantially inconsistent with Employee’s position, duties, responsibility or status with Employer immediately prior to the Change of Control or a substantial reduction of Employee’s duties or responsibilities as compared with Employee’s duties and responsibilities immediately prior to the Change of Control; including, without limitation, Employee ceasing to be an executive officer, as that term is used pursuant to Regulation §229.401 of Regulation S-K under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Energy Policy and Conservation Act of 1975, of a public company;

(2)	A reduction in the amount of Employee’s Base Compensation, a material reduction in Employee’s annual incentive compensation opportunity or long term incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual or long term incentive compensation) or a material reduction in any other employee perquisites to which Employee is entitled, from that in effect immediately prior to the Change of Control, or

(3)	A relocation of Employee’s principal office to a location more than thirty-five (35) miles from the location of such office immediately prior to the Change of Control.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

     “Good Reason” shall mean the occurrence of both (i) a Change of Control without Employee being offered Comparable Employment and (ii) a Material Event.

     “Material Event” shall mean the occurrence of any one of the following events without Employee’s express written consent:

(1)	The assignment to Employee of duties substantially inconsistent with Employee’s position, duties, responsibility or status with Employer or a substantial reduction of Employee’s duties or responsibilities, as compared with Employee’s duties or responsibilities prior to such reduction, or any removal of Employee from, or any failure to re-elect Employee to, the position Employee held at the time of such removal or failure to re-elect, except in connection with termination of employment for Cause [including, without limitation, Employee ceasing to be an executive officer, as that term is used pursuant to Regulation §229.401 of Regulation S-K under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Energy Policy and Conservation Act of 1975, of a public company][2]; or

(2)	A reduction in the amount of Employee’s Base Compensation, a material reduction in payments received by Employee under any bonus or incentive plans in which Employee participates or a material reduction in any other employee perquisites to which Employee is entitled; or

(3)	The relocation of Employee’s principal office to a location more than thirty-five (35) miles from the location of such office immediately prior to such relocation; or

(4)	Any material breach by Employer of any of the provisions of this Agreement.

     “Notice of Termination” shall mean written notice of the termination of the employment of Employee.

     “Person” shall mean as such term is used in Rule 13d-5 under the Exchange Act.

     “Plans” shall mean, collectively, the All*AmerUs Savings & Retirement Plan, the All*AmerUs Supplemental Executive Retirement Plan, the All*AmerUs Excess Benefit Plan, the Interim Benefit Supplement, any trust agreements related to the foregoing and any successor plans.

     “Severance Payment” shall mean the payment described in Section 6 hereof.“Termination Date” shall mean the date on which the employment of Employee with Employer terminates.

2 Insert into agreements for executive officers only.